Exhibit 99.2

1000 Louisiana, Suite 4300
Houston, TX 77002
713.584.1000

Targa Resources Partners LP Prices $800 Million Offering of Senior Notes

HOUSTON, October 23, 2014 - Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”) (NYSE: NGLS) and its subsidiary Targa Resources Partners Finance Corporation announced today the pricing of $800 million of senior unsecured notes. The 4.125 percent notes mature November 15, 2019 and were priced at 100 percent of the principal amount to yield 4.125 percent.

The offering is expected to close on October 28, 2014, subject to customary closing conditions. The Partnership intends to use the net proceeds from the offering to reduce borrowings under its senior secured credit facility, and will use the remaining proceeds for general partnership purposes, which may include repaying other indebtedness, redeeming or repurchasing some of its outstanding notes, working capital and funding capital expenditures and acquisitions.

The securities offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-US persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, except as required by law.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 and other reports filed with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:

713-584-1133

Jennifer Kneale

Director, Finance

Matt Meloy

Senior Vice President, Chief Financial Officer and Treasurer